Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF AUGUST 8, 2013

BETWEEN

BANCORPSOUTH, INC.,

THE LENDERS,

U.S. BANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

AND

U.S. BANK NATIONAL ASSOCIATION,

AS LEAD ARRANGER

i

ARTICLE V REPRESENTATIONS AND WARRANTIES	35

5.1. Existence and Standing	35
5.2. Authorization and Validity	35
5.3. No Conflict; Government Consent	35
5.4. Financial Statements	36
5.5. Material Adverse Change	36
5.6. Taxes	36
5.7. Litigation and Contingent Obligations	36
5.8. Subsidiaries	36
5.9. ERISA	37
5.10. Accuracy of Information	37
5.11. Regulation U	37
5.12. Material Agreements	37
5.13. Compliance With Laws	37
5.14. Ownership of Properties	37
5.15. Plan Assets; Prohibited Transactions	38
5.16. Environmental Matters	38
5.17. Investment Company Act	38
5.18. Insurance	38
5.19. Solvency	38
5.20. No Default	39
5.21. Repurchase or Redemption of Trust Preferred Shares	39

ARTICLE VI COVENANTS	39

6.1. Financial Reporting	39
6.2. Use of Proceeds	41
6.3. Notice of Material Events	41
6.4. Conduct of Business	42
6.5. Taxes	42
6.6. Insurance	42
6.7. Compliance with Laws and Material Contractual Obligations	42
6.8. Maintenance of Properties	42
6.9. Books and Records; Inspection	42
6.10. Indebtedness	43
6.11. Merger	43
6.12. Sale of Assets	43
6.13. Acquisitions	44
6.14. Liens	44
6.15. Affiliates	45
6.16. Subordinated Indebtedness	45
6.17. Restricted Payments	45
6.18. Financial Covenants	45
6.19. Resting Period	46
6.20. Further Assurances	46

ARTICLE VII DEFAULTS	46

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	48

8.1. Acceleration; Remedies	48
8.2. Application of Funds	48
8.3. Amendments	49
8.4. Preservation of Rights	49

ARTICLE IX GENERAL PROVISIONS	50

9.1. Survival of Representations	50
9.2. Governmental Regulation	50
9.3. Headings	50
9.4. Entire Agreement	50
9.5. Several Obligations; Benefits of this Agreement	50
9.6. Expenses; Indemnification	50
9.7. Numbers of Documents	51
9.8. Accounting	51
9.9. Severability of Provisions	52
9.10. Nonliability of Lenders	52
9.11. Confidentiality	52
9.12. Nonreliance	53
9.13. Disclosure	53
9.14. USA PATRIOT ACT NOTIFICATION	53

ARTICLE X THE ADMINISTRATIVE AGENT	53

10.1. Appointment; Nature of Relationship	53
10.2. Powers	54
10.3. General Immunity	54
10.4. No Responsibility for Loans, Recitals, etc.	54
10.5. Action on Instructions of Lenders	54
10.6. Employment of Administrative Agents and Counsel	55
10.7. Reliance on Documents; Counsel	55
10.8. Administrative Agent’s Reimbursement and Indemnification	55
10.9. Notice of Event of Default	56
10.10. Rights as a Lender	56
10.11. Lender Credit Decision, Legal Representation	56
10.12. Successor Administrative Agent	57
10.13. Delegation to Affiliates	57
10.14. No Advisory or Fiduciary Responsibility	58

ARTICLE XI SETOFF; RATABLE PAYMENTS	58

11.1. Setoff	58
11.2. Ratable Payments	58

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	59

12.1. Successors and Assigns	59
12.2. Participations	59
12.3. Assignments	61

ARTICLE XIII NOTICES	63

13.1. Notices; Effectiveness; Electronic Communication	63

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS	64

14.1. Counterparts; Effectiveness	64
14.2. Electronic Execution of Assignments	64
14.3. Electronic Records	64

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	64

15.1. CHOICE OF LAW	64
15.2. CONSENT TO JURISDICTION	65
15.3. WAIVER OF JURY TRIAL	65

SCHEDULES

SCHEDULE 1 – Commitments

SCHEDULE 5.8 – Subsidiaries

SCHEDULE 5.14 – Properties

SCHEDULE 6.10 – Indebtedness

SCHEDULE 6.14 – Liens

EXHIBITS

EXHIBIT A – Form of Compliance Certificate

EXHIBIT B – Form of Assignment and Assumption Agreement

EXHIBIT C – Form of Borrowing Notice

EXHIBIT D – Form of Revolving Note

EXHIBIT E – Form of Term Note

v

CREDIT AGREEMENT

This Credit Agreement (the “Agreement”), dated as of August 8, 2013, is between BancorpSouth, Inc., a Mississippi corporation, the Lenders and U.S. Bank National Association, a national banking association, as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Act” is defined in Section 9.14.

“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder of (i) Revolving Loans of the same Type, made, converted or continued on the same Borrowing Date or date of conversion or continuation, as applicable, and, in the case of Eurocurrency Loans, for the same Interest Period, or (ii) Term Loans of the same Type, made, converted, or continued on the same Borrowing Date or date of conversion or continuation and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Affected Lender” is defined in Section 2.17.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Commitment is $85,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (iii) the Eurocurrency Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for Dollars plus 1.00%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.

“Applicable Margin” means, with respect to Eurocurrency Advances of Revolving Loans, 1.375%, with respect to Eurocurrency Advances of Term Loans, 1.875%, with respect to Base Rate Advances of Revolving Loans, 0.375%, and with respect to Base Rate Advances of Term Loans, 0.875%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means U.S. Bank, and its successors, in its capacity as Lead Arranger.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Chief Executive Officer, Chief Financial Officer, Corporate Secretary, Chief Lending Officer, or Executive Vice President, acting singly.

“Available Aggregate Revolving Commitment” means, at any time, the Revolving Commitments then in effect minus the Revolving Exposures at such time.

“Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Base Rate Advance” means an Advance that, except as otherwise provided in Section 2.9, bears interest at the Base Rate.

“Base Rate Loan” means a Loan that, except as otherwise provided in Section 2.9, bears interest at the Base Rate.

“Borrower” means BancorpSouth, Inc., a Mississippi corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made.

“Borrowing Notice” is defined in Section 2.6.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York, and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Administrative Agent or any Lender or any Affiliate of any of the foregoing, including without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

“Change in Law” is defined in Section 3.1.

“Class,” when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans composing such Advance, are Revolving Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment, in an amount not exceeding the amount set forth in Schedule 1, as it may be modified (i) pursuant to Section 2.5, (ii) as a result of any assignment that has become effective pursuant to Section 12.3(c), or (iii) otherwise from time to time pursuant to the terms hereof.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.7.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event that but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposits” is defined in Section 11.1.

“Dollar” and “$” means the lawful currency of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Eligible Assignee” means any Person except a natural Person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Defaulting Lender or any of its Subsidiaries; provided that such Person is in the business of making or purchasing commercial loans similar to the Loans and has total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such Person in its jurisdiction of organization.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Advance” means an Advance that, except as otherwise provided in Section 2.9, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Base Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable interest settlement rate for deposits in Dollar LIBOR appearing on the applicable Reuters Screen LIBOR01 (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen LIBOR01 for Dollar LIBOR (or any successor or substitute page) is not available to the Administrative Agent for any reason, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollar LIBOR as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such interest settlement rate is available to the Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period.

“Eurocurrency Loan” means a Loan that, except as otherwise provided in Section 2.9, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Event of Default” is defined in Article VII.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located, (ii) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.5(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 3.5(f), and (iii) any U.S. federal withholding taxes imposed by FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Eastern time) on such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“Fixed Charge Coverage Ratio”: As of the last day of any fiscal quarter with respect to the four fiscal quarters ending on such date, the ratio of:

(a) the sum of (i) Net Income of the Borrower, plus (ii) non-cash charges or expenses of the Borrower, including depreciation and amortization, plus (iii) Interest Expense of the Borrower to the extent deducted in the determination of Net Income, minus (iv) Restricted Payments paid or declared by the Borrower to its shareholders, minus (v) Borrower non-cash income, to

(b) the sum of (i) Interest Expense of the Borrower to the extent deducted in the determination of Net Income, plus (ii) all contractually required principal payments on Indebtedness (including the Term Loans), plus (iii) one-fifth of the aggregate Revolving Commitments of all the Lenders;

determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations that are evidenced by notes, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person, (ix) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, and (x) any other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Excluded Taxes and Other Taxes.

“Interest Differential” is defined in Section 3.4.

“Interest Expense” means, with respect to any Person, for any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of such Person, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings, and (c) net costs under any Rate Management Transaction, in each case determined in accordance with GAAP.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, three, or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day that corresponds numerically to such date one, three, or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if the next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.15.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Term Loan.

“Loan Documents” means this Agreement, any Note or Notes executed by the Borrower in connection with this Agreement and payable to a Lender, and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement.

“Loan Loss Reserves”: With respect to any Person, the loan loss reserve of such Person, as reported in the most recent call reports of such Person.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness of the Borrower or any Subsidiary in an outstanding principal amount of $5,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Indebtedness in an amount that would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Income” means, with respect to any Person, the net income of such Person, without consolidation with its Subsidiaries, after deductions for all expenses, including, but not limited to, income taxes if any, Interest Expense, and non-cash charges or expenses, including depreciation and amortization, all as determined in accordance with GAAP.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Performing Assets” means, individually or collectively, as the case may be, the sum of (a) Non-Performing Loans and (b) the value of all real estate owned by any Subsidiary and classified as such by the regulatory authorities responsible for examining such Subsidiary, but excluding government-guaranteed non-performing assets, as shown on the most recent call or examination reports for such Subsidiary.

“Non-Performing Loans” means all loans made by any Subsidiary either (A) with respect to which any payment of principal or interest is 90 days or more past due or (B) in non-accrual status, but excluding government-guaranteed non-performing loans, as shown on the most recent call or examination reports for such Subsidiary.

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” is defined in Section 2.11(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all obligations in connection with Cash Management Services, all Rate Management Obligations provided to the Borrower or any Subsidiary by the Administrative Agent or any Lender or any Affiliate of any of the foregoing, all accrued and unpaid fees, and all actually incurred expenses, actually incurred reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, or any indemnified party arising under the Loan Documents; provided, that obligations in respect of Cash Management Services and Rate Management Obligations shall only constitute “Obligations” if owed to the Administrative Agent or if the Administrative Agent has received notice not later than 60 days after such Cash Management Services or Rate Management Obligations have been provided.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate that would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) its Revolving Credit Exposure at such time, plus (ii) the outstanding principal amount of its Term Loans outstanding at such time.

“Participant” is defined in Section 12.2(a).

“Participant Register” is defined in Section 12.2(c).

“Payment Date” means the first day of each fiscal quarter, provided, that if such day is not a Business Day, the Payment Date shall be the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default is continuing or would result from such Acquisition, and the representation and warranty in Section 5.19 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) is pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or a line of business incidental thereto, (d) as of the date of the consummation of such Acquisition, all material approvals (including from any Governmental Authority) required in connection therewith have been obtained, and (e) the Borrower has furnished to the Administrative Agent a certificate demonstrating in reasonable detail pro forma compliance with the financial covenants in Section 6.18 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

“Pro Rata Share” means, with respect to a Lender, (a) with respect to Revolving Loans, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Lenders, provided, however, if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (i) such Lender’s Revolving Exposure at such time by (ii) the aggregate Revolving Exposures of all Lenders at such time; provided, further, that when a Defaulting Lender exists, “Pro Rata Share” means the percentage of the aggregate Revolving Commitments of all Lenders (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment (except that no Lender is required to fund or participate in Revolving Loans to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans would exceed the amount of its Revolving Commitment (determined as though no Defaulting Lender existed)) and (b) with respect to Term Loans, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Lenders.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, including without limitation any equity interests in such Person’s Subsidiary Banks and other Subsidiaries.

“Purchasers” is defined in Section 12.3(a).

“Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Register” is defined in Section 12.3(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of such Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulatory Action” means any cease and desist order, letter agreement, memorandum, or other similar regulatory action taken by a state or federal banking agency or other Person to which either the Borrower or any Subsidiary Bank is subject.

“Required Lenders” means Lenders in the aggregate having greater than 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 66-2/3% of the Aggregate Outstanding Credit Exposure; provided, however, that at any time U.S. Bank and First Tennessee Bank, National Association are the only Lenders, “Required Lenders” means both Lenders . The Commitments and Outstanding Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) that is imposed under Regulation D on Eurocurrency liabilities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary.

“Revolving Commitment” means, for each Lender, the obligation, if any, of such Lender to make Revolving Loans to the Borrower, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1, as it may be modified (i) pursuant to Section 2.5, (ii) as a result of any assignment that has become effective pursuant to Section 12.3(c), or (iii) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Lenders’ Revolving Commitments is $25,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the aggregate principal amount of such Lender’s Revolving Loans outstanding at such time.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1(a) (or any conversion or continuation thereof).

“Revolving Loan Termination Date” means August 8, 2015, or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Second Term Loan Draw Date” is defined in Section 2.1(b).

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Stated Rate” is defined in Section 2.18.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders and none of the principal of which is payable until at least 180 days after the later of the Term Loan Maturity Date and the Revolving Loan Termination Date.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Banks” means each Subsidiary that is a federally- or state-chartered bank or thrift institution.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property that represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole or Property that is responsible for more than 10% of the Consolidated Net Income of the Borrower and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month that begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Term Loan Commitment” means, for each Lender, the obligation of such Lender to make Term Loans to the Borrower, representing the maximum possible aggregate amount of such Lender’s Term Loans, as set forth in Schedule 1, as it may be modified (i) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (ii) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Lenders’ Term Loan Commitments is $60,000,000. After advancing the Term Loans on the Term Loan Commitment Termination Date, each reference to a Lender’s Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the Term Loans.

“Term Loan Commitment Termination Date” means February 28, 2014.

“Term Loan Maturity Date” means August 8, 2018, or any earlier date on which the Term Loan Commitments are terminated or the Term Loans are accelerated pursuant to the terms hereof.

“Term Loans” means, with respect to a Lender, such Lender’s loans made pursuant to Section 2.1(b) (or any conversion or continuation thereof).

“Total Primary Capital” means, with respect to any Subsidiary, (a) equity plus (b) loan loss reserves minus (c) intangible assets (as set forth on Schedule RC of the call report for such Subsidiary) including mortgage servicing rights.

“Total Risk Based Capital Ratio”: With respect to any Person, the ratio of (a) total risk-based capital (as defined by the appropriate Governmental Authority having regulatory authority over the Borrower), to (b) total risk-weighted assets (as defined by the appropriate Governmental Authority having regulatory authority over the Borrower) of such Person.

“Transferee” is defined in Section 12.3(e).

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1. Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make to the Borrower:

(a) From and including the date of this Agreement and prior to the Revolving Loan Termination Date, Revolving Loans to the Borrower upon the request of the Borrower, provided that, after giving effect to the making of each such Loan, such Lender’s Revolving Exposure shall not exceed its Revolving Commitment; and

(b) Term Loans to the Borrower (i) on the Effective Date, in an amount equal to such Lender’s Pro Rata Share of $50,000,000 (the “Effective Date Term Loans”), and (ii) upon the request of the Borrower, on any one additional Borrowing Date on or before the Term Loan Commitment Termination Date (the “Second Term Loan Draw Date”), in an amount no greater than such Lender’s Pro Rata Share of the portion of the Term Loan Commitment Amount not advanced on the Effective Date, in each case by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent, for further advance to the Borrower pursuant to Section 2.6.

All Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Revolving Loan Termination Date. Amounts repaid in respect of Term Loans may not be reborrowed. Unless previously terminated, (i) the Term Loan Commitments shall terminate on the Term Loan Commitment Termination Date and (ii) the Revolving Commitments shall terminate on the Revolving Loan Termination Date.

2.2. Ratable Loans; Types of Advances. Each Revolving Advance shall consist of Revolving Loans made from the several Revolving Lenders ratably according to their Pro Rata Shares. The Revolving Advances may be Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.6 and 2.7. Each Term Loan Advance shall consist of Term Loans made from the several Lenders ratably according to their Pro Rata Shares on the Effective Date or the Second Term Loan Draw Date, as applicable. The Term Loan Advances may be Base Rate Advances or Eurocurrency Advances.

2.3. Non-Usage Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a non-usage fee at a per annum rate equal to 0.25% of the average daily Available Aggregate Revolving Commitment from the date hereof to and including the Revolving Loan Termination Date, payable in arrears on each Payment Date hereafter and on the Revolving Loan Termination Date.

2.4. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $1,000,000 and incremental amounts in integral multiples of $100,000, and each Base Rate Advance shall be in the minimum amount of $1,000,000 and incremental amounts in integral multiples of $100,000, provided, however, that any Base Rate Advance of Revolving Loans may be in the amount of the Available Aggregate Revolving Commitment.

2.5. Reductions in Aggregate Commitment; Optional Principal Payments. The Borrower may permanently reduce the aggregate Revolving Commitments of the Lenders in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days’ prior written notice to the Administrative Agent by 12:00 p.m. (Eastern time), which notice shall specify the amount of any such reduction, provided, however, that the amount of the aggregate Revolving Commitments of the Lenders may not be reduced below the Revolving Exposures. All accrued non-usage fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Advances of Revolving Loans. The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances, or, in a minimum aggregate amount of $1,000,000 and incremental amounts in integral multiples of $100,000 (or the aggregate amount of the outstanding Revolving Loans or Term Loans at such time), any portion of the aggregate outstanding Base Rate Advances upon same day notice by 12:00 p.m. (Eastern time) to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $1,000,000 and incremental amounts in integral multiples of $100,000 (or the aggregate amount of the outstanding Revolving Loans or Term Loans at such time), any portion of the aggregate outstanding Eurocurrency Advances upon at least two Business Days’ prior written notice to the Administrative Agent by 12:00 p.m. (Eastern time). All voluntary prepayments of Term Loans pursuant to this Section 2.5 shall be applied to scheduled principal installments of the Term Loans in inverse order of maturity. If the Administrative Agent receives any payment from the Borrower pursuant to this Section 2.5 before 12:00 p.m. (Eastern time) on any Business Day, the Administrative Agent shall remit such proceeds ratably to the Lenders by 3:00 p.m. (Eastern time) on such Business Day. If the Administrative Agent receives any payment from the Borrower pursuant to this Section 2.5 after 12:00 p.m. (Eastern time) on any Business Day, the Administrative Agent shall remit such proceeds ratably to the Lenders by 3:00 p.m. (Eastern time) on the following Business Day.

2.6. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit C (a “Borrowing Notice”) not later than 10:00 a.m. (Eastern time) on the Borrowing Date of each Base Rate Advance and two Business Days before the Borrowing Date for each Eurocurrency Advance, specifying:

(i) the Borrowing Date, which shall be a Business Day, of such Advance,

(ii) the aggregate amount of such Advance,

(iii) the Type of Advance selected, and

(iv) in the case of each Eurocurrency Advance, the Interest Period applicable thereto.

Not later than 12:00 noon (Eastern time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.7. Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods. Base Rate Advances shall continue as Base Rate Advances unless and until they are converted into Eurocurrency Advances pursuant to this Section 2.7 or are repaid in accordance with Section 2.5. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.5 or (y) the Borrower has given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to Section 2.4, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance into a Eurocurrency Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurocurrency Advance, conversion of a Eurocurrency Advance to a Base Rate Advance, or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Eastern) at least two Business Days before the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation,

(ii) the amount and Type of the Advance that is to be converted or continued, and

(iii) the amount of such Advance that is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.

After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same Type, there shall be no more than eight Interest Periods in effect hereunder.

2.8. Interest Rates. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Base Rate Advance pursuant to Section 2.7, to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.7, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on any Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Sections 2.6 and 2.7. No Interest Period with respect to Revolving Loan Advances may end after the Revolving Loan Termination Date, and no Interest Period with respect to Term Loan Advances may end after the Term Loan Maturity Date.

2.9. Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.6, 2.7, or 2.8, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into, or continued as a Eurocurrency Advance. During the continuance of an Event of Default the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum, and (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2.00% per annum, provided that, during the continuance of an Event of Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been waived, the interest rates applicable to Advances shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.10. Method of Payment; Repayment of Term Loans.

(a) All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at its address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower by 12:00 noon (Eastern time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered by the Administrative Agent to such Lender (i) if the Administrative Agent receives such payment before 12:00 p.m. (Eastern time) on any Business Day, by 3:00 p.m. (Eastern time) on such Business Day, and (ii) if the Administrative Agent receives such payment after 12:00 p.m. (Eastern time) on any Business Day, by 3:00 p.m. (Eastern time) on the following Business Day, in each case at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, and fees as it becomes due hereunder.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Loan Termination Date. The Borrower shall repay the Term Loans (i) on and before the Second Term Loan Draw Date, in equal installments of $1,785,714.29 on each Payment Date and (ii) after the Second Term Loan Draw Date, equal installments on each Payment Date of an amount sufficient to amortize the aggregate principal amount of the Term Loans (after giving effect to the advance of the Term Loans made on the Second Term Loan Draw Date) over a period of seven years beginning on the Effective Date. To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrower on the Term Loan Maturity Date.

2.11. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan, the Type thereof, and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) Absent manifest error, the entries maintained in the accounts maintained pursuant to Section 2.11(a) and (b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note representing its Revolving Loans and Term Loans, respectively, substantially in the form of Exhibit D or E, as applicable (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in Section 2.11(a) and (b).

2.12. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert, or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be an Authorized Officer acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within 10 days after discovery by any party to this Agreement.

2.13. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance shall be payable (a) on each Payment Date, commencing with the first such Payment Date to occur after the Effective Date, (b) on the Revolving Loan Termination Date (with respect to Revolving Loan Advances), and (c) on the Term Loan Maturity Date (with respect to the Term Loans). Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, on the Revolving Loan Termination Date (with respect to Revolving Loan Advances), and on the Term Loan Maturity Date (with respect to the Term Loans). Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.9 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest calculated based on the Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Eastern time) at the place of payment. If any payment of principal of or interest on an Advance becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day. If the Administrative Agent receives any payment from the Borrower pursuant to this Section 2.13 before 12:00 p.m. (Eastern time) on any Business Day, the Administrative Agent shall remit such proceeds ratably to the Lenders by 3:00 p.m. (Eastern time) on such Business Day. If the Administrative Agent receives any payment from the Borrower pursuant to this Section 2.13 after 12:00 p.m. (Eastern time) on any Business Day, the Administrative Agent shall remit such proceeds ratably to the Lenders by 3:00 p.m. (Eastern time) on the following Business Day.

2.14. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.15. Lending Installations. Each Lender may book its Advances at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.16. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.17. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Eurocurrency Advances is suspended pursuant to Section 3.3, or if any Lender defaults in its obligation to make a Loan or declines to approve an amendment or waiver that is approved by the Required Lenders or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default is continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity that is reasonably satisfactory to the Borrower and the Administrative Agent agrees, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender under this Agreement and the other Loan Documents pursuant to an assignment substantially in the form of Exhibit B, to become a Lender for all purposes under this Agreement, to assume all obligations of the Affected Lender to be terminated as of such date, and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5.

2.18. Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.18 shall govern and control over every other provision of this Agreement or any other Loan Document that conflicts or is inconsistent with this Section 2.18, even if such provision declares that it controls. As used in this Section 2.18, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation that constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance, or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (x) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (y) total interest in excess of the amount such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest accrues shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest that would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate, when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions in this Agreement or in any other Loan Document that directly or indirectly relate to interest shall ever be construed without reference to this Section 2.18, or be construed to create a contract to pay for the use, forbearance, or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of such excess interest shall be canceled automatically as of the date of such acceleration, prepayment, or other event that produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Obligations to such Lender, effective as of the date or dates when the event occurs that causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.19. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary in this Agreement, if any Lender becomes a Defaulting Lender, then, until such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees, or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposures of such Lenders to the Aggregate Outstanding Credit Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Non-usage Fees. No Defaulting Lender shall be entitled to receive any non-usage fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, after the date of this Agreement, there occurs any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”) that:

(a) subjects any Lender or any applicable Lending Installation or the Administrative Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto,

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(c) imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurocurrency Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurocurrency Loans or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurocurrency Loans by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Person of making or maintaining its Loans or Commitment or to reduce the amount received by such Person in connection with such Loans or Commitment, then, within 30 days after demand by such Person, the Borrower shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender, or any corporation or holding company controlling such Lender is increased as a result of (i) a Change in Law or (ii) any change after the Effective Date in the Risk-Based Capital Guidelines, then, within 15 days after demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity that such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure, or its Commitment (after taking into account such Lender’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable.

3.3. Availability of Types of Advances; Adequacy of Interest Rate. If the Administrative Agent or the Required Lenders reasonably determine that deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, reasonably determines that the interest rate applicable to Eurocurrency Advances is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If (a) any payment of a Eurocurrency Advance occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, (b) a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, (c) a Eurocurrency Loan is converted other than on the last day of the Interest Period applicable thereto, (d) the Borrower fails to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, or (e) any Eurocurrency Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, the Borrower will indemnify each Lender for such Lender’s costs, expenses, and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.

3.5. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Lender or the Administrative Agent, within 15 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any reasonable actually incurred expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 15 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any actually incurred reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.5(d).

(e) Within 30 days after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A),

(B), and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person for U.S. federal income Tax purposes shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in the number of copies requested by the recipient) on or before the date on which such Non-U.S. Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender failed to comply with the applicable reporting requirements of FATCA (including those in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6. Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Advance. The Lenders shall not be required to make the initial Advance unless each of the following conditions is satisfied:

(a) The Administrative Agent shall have received executed counterparts of this Agreement.

(b) The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Advance (1) no Default or Event of Default is continuing and (2) the representations and warranties in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c) The Administrative Agent shall have received a written opinion of the Borrower’s counsel (which may include local counsel and in-house counsel), addressed to the Lenders, in form and substance satisfactory to the Required Lenders.

(d) The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.11 payable to the order of each such requesting Lender.

(e) The Required Lenders shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Required Lenders and their counsel.

(f) The Required Lenders shall have received evidence satisfactory to them that any credit facility currently in effect for the Borrower has been terminated and cancelled and all Indebtedness thereunder has been fully repaid (except to the extent being so repaid with the initial Loans) and any and all Liens thereunder, if any, have been terminated and released.

(g) The Borrower shall have paid to the Administrative Agent, for distribution to each of the Lenders, ratably according such Lender’s Term Loan Commitment and Revolving Commitment, a non-refundable upfront fee in the amount of $187,500 in the aggregate, which is the sum of (i) 0.25% of the Lenders’ aggregate Term Loan Commitments and (ii) 0.15% of the Lenders’ aggregate Revolving Loan Commitments, with such upfront fee being earned and payable to each Lender upon the Effective Date.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(i) There shall not have occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, since December 31, 2012, or (y) in the facts and information regarding such entities as represented by such entities to date.

(j) The Required Lenders shall have received evidence of all governmental, equity holder, and third party consents and approvals necessary in connection with the contemplated financing, and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent, or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no law or regulation shall be applicable that in the reasonable judgment of the Required Lenders could have such effect.

(k) No action, suit, investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Advances.

(l) The Required Lenders shall have received (i) pro forma financial statements giving effect to the initial Advances that demonstrate, in the Required Lenders’ reasonable judgment, together with all other information then available to the Administrative Agent, that the Borrower can repay its debts and satisfy its other obligations as and when they become due and can comply with the financial covenants set forth in Section 6.18, (ii) such information as the Required Lenders may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2013, and June 30, 2013, and (iv) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012.

(m) The Required Lenders shall have received evidence of current insurance coverage in form, scope and substance reasonably satisfactory to the Required Lenders and otherwise in compliance with the terms of Sections 5.18 and 6.6.

(n) The Required Lenders shall have received the results of a recent lien search the jurisdictions where the Borrower is organized, and such search shall reveal no Liens on any of the assets of the Borrower except for Liens permitted by Section 6.14 or discharged on or prior to the Effective Date pursuant to a payoff letter or other documentation satisfactory to the Required Lenders.

4.2. Each Advance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

(a) There exists no Default or Event of Default, nor would a Default or Event of Default result from such Advance.

(b) The representations and warranties in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c) With respect to Advances of Term Loans, a copy of the notice described in Section 5.21(a) and such other documentation of the redemption of the Borrower’s junior subordinated debt securities to be effected with the proceeds of such Advance as the Required Lenders reasonably require.

Each Borrowing Notice with respect to each Advance shall constitute a representation and warranty by the Borrower that the conditions in Section 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof that has not been obtained by the Borrower or any of its Subsidiaries is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The December 31, 2012 audited consolidated financial statements of the Borrower and its Subsidiaries, and their unaudited financial statements dated as of March 31, 2013, and June 30, 2013, heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change. Since December 31, 2012, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns that are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any Taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Authorized Officer, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Advances. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and designating which Subsidiaries are Subsidiary Banks. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Each

Subsidiary Bank is “well capitalized” (as defined in 12 CFR § 325.103(b)(1)), and the Subsidiary Banks on a combined basis are “well capitalized” (as defined in 12 CFR § 325.103(b)(1)). No Subsidiary Bank is subject to any Regulatory Action that has not been disclosed in the Borrower’s call reports filed before the Effective Date.

5.9. ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in material liability.

5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13. Compliance With Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation, the Bank Holding Company Act of 1956, as amended.

5.14. Ownership of Properties. Except as set forth in Schedule 5.14, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.14, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries (other than as may have been disposed of in a manner permitted by Section 6.12).

5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Advances gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters. In the ordinary course of its business, the Authorized Officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that its Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws and that none of Borrower and its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.18. Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as are consistent with sound business practice.

5.19. Solvency.

(a) Immediately after the consummation of the transactions to occur on the Effective Date and immediately following the making of each Advance made on the Effective Date and after giving effect to the application of the proceeds of such Advances, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.

(b) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.20. No Default. No Default or Event of Default has occurred and is continuing.

5.21. Repurchase or Redemption of Trust Preferred Shares. To effect the redemption of the junior subordinated debt securities of the Borrower using the proceeds of the Term Loans, the Borrower is required (a) to provide a written notice of such redemption to The Bank of New York Mellon Corporation (formerly known as The Bank of New York), as trustee (the “Trustee”) of BancorpSouth Capital Trust I not less than 45 nor more than 60 days prior to the date fixed for such redemption (unless a shorter notice shall be satisfactory to the Trustee) pursuant to the applicable agreement governing such redemption and (b) to deposit with the Trustee the applicable redemption price on the date specified in such notice.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(a) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by KPMG or any other independent certified public accountants acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by such accountants.

(b) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.18) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(c) Within 45 days after the close of each fiscal quarter, copies of the quarterly (and where appropriate, annual) call reports and other regulatory reports, including, without limitation, FRY-9C and FRY-9LP reports filed by the Borrower or any Subsidiary Bank with any regulatory authority, provided that, for any period for which the Borrower is required to file such FRY-9C and FRY-9LP reports semi-annually, only such semi-annual reports shall be delivered within 45 days after June 30 and December 31.

(d) Together with the financial statements required under Section 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(e) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(f) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports that the Borrower or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.

(g) As soon as available, to the extent allowed by law, copies of all Regulatory Actions that have not been disclosed in the Borrower’s most recent call report delivered to the Administrative Agent affecting or pertaining to the Borrower or any Subsidiary Bank.

(h) Upon any Authorized Officer of the Borrower becoming aware of any adverse development in any Regulatory Action, a notice from the Borrower describing the nature thereof, the nature and status of such Regulatory Action, and, within a reasonable time thereafter, what action the Borrower proposes to take with respect thereto.

(i) Such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request.

Any financial statement required to be furnished pursuant to Section 6.1(a) or (b) shall be deemed to have been furnished on the date on which the Lenders receive notice that the Borrower has filed such financial statement with (i) the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge or (ii) the Federal Reserve System and is available on the Internet at www.ffiec.gov, www.ffiec.gov/nicpubweb/nicweb/nichome.aspx, or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge; provided that the Borrower shall give notice of any such filing to the Administrative Agent and the Lenders. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent.

If any information that is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders promptly after such earlier date.

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of (a) Term Loans to repurchase trust preferred shares issued by the Borrower and (b) Revolving Loans for working capital, capital expenditures, and other lawful corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3. Notice of Material Events. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Administrative Agent and each Lender, promptly and in any event within 10 days after an Authorized Officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:

(a) any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Advances;

(c) with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in material liability;

(e) any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary; and

(f) any other development, financial or otherwise, that would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and, within a reasonable time after such notice, a statement detailing any action taken or proposed to be taken with respect thereto.

6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those that are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (i) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and (ii) perform in all material respects its obligations under Material Agreements to which it is a party.

6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, upon prior written notice to the Borrower and during normal business hours, permit the Administrative Agent and the Lenders, by their respective representatives and agents, at the Borrower’s expense, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

6.10. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) The Loans.

(b) Subordinated Indebtedness.

(c) Indebtedness existing on the date hereof and described in Schedule 6.10 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof.

(d) Indebtedness arising under Rate Management Transactions or other Financial Contracts, if any, in each case, that are entered into in the ordinary course of business and are non-speculative in nature.

(e) Indebtedness securing Liens described in, and permitted under, Section 6.14(h).

(f) Other Indebtedness, provided that the aggregate principal amount of such other Indebtedness does not exceed $5,000,000 at any time outstanding.

6.11. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) a Subsidiary may merge, consolidate, liquidate or dissolve into the Borrower (with the Borrower being the survivor thereof, and with the Borrower being the survivor of any merger with any Subsidiary), (ii) a Subsidiary may merge, consolidate, liquidate or dissolve into another Subsidiary, and (iii) the Borrower or any Subsidiary may merge or consolidate with or into any Person other than the Borrower or a Subsidiary in order to effect a Permitted Acquisition (with the Borrower or such Subsidiary being the survivor thereof).

6.12. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a) Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

(b) The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment.

(c) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the 12-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.13. Acquisitions. The Borrower will not, nor will it permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition.

6.14. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of, or on the Property of the Borrower or any of its Subsidiaries, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property that are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to Properties of a similar character that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off, or similar rights and remedies as to deposit accounts, securities accounts, or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

(f) Liens existing on the date hereof and described in Schedule 6.14.

(g) Liens on Property acquired in a Permitted Acquisition, provided that such Liens are not “blanket” or all-asset Liens, extend only to the specific Property so acquired, and were not created in contemplation of such acquisition.

(h) Liens securing purchase money indebtedness and capitalized lease obligations in an aggregate amount not exceeding $10,000,000 outstanding at any time; provided that such Liens are not “blanket” or all-asset Liens and extend only to the specific Property so acquired.

(i) Liens securing judgments that do not give rise to an Event of Default under Section 7.9.

(j) Other Liens securing Indebtedness, provided that the aggregate principal amount of Indebtedness secured by Liens described in this clause (j) at any time does not exceed $1,000,000 at any time outstanding.

6.15. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.16. Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than as permitted under an accompanying subordination agreement in form and substance satisfactory to the Required Lenders.

6.17. Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, (ii) the Borrower may repurchase its trust preferred shares with the proceeds of Term Loans, and (iii) the Borrower may declare and pay dividends on its capital stock provided that no Default or Event of Default shall exist before or after giving effect to such dividends or be created as a result thereof.

6.18. Financial Covenants.

(a) Total Risk-Based Capital Ratio. The Borrower will not permit the Total Risk-Based Capital Ratio of the Subsidiary Bank(s) on a combined basis (expressed as a percentage) to be less than 12% as of the last day of any fiscal quarter.

(b) Non-Performing Assets to Total Primary Capital Ratio. The Borrower will not permit the ratio of Non-Performing Assets to Total Primary Capital of the Subsidiary Bank(s) on a combined basis (expressed as a percentage) to be greater than 33% as of the last day of any fiscal quarter.

(c) Loan Loss Reserves. The Borrower shall not permit the ratio of Loan Loss Reserves to Non-Performing Loans of the Subsidiary Bank(s) on a combined basis (expressed as a percentage), as of the last day of any fiscal quarter for the fiscal quarter ending on such date, to be less than 60%.

(d) Regulatory Capital. The Borrower (a) shall cause each Subsidiary Bank to be “well capitalized” (as defined in 12 C.F.R. § 325.103(b)(1)) at all times and (b) shall cause the Subsidiary Bank(s) on a combined basis to be “well capitalized” (as defined in 12 C.F.R. § 325.103(b)(1)) at all times.

(e) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, to be less than 2.50 to 1.0.

6.19. Resting Period. The Borrowers shall cause the Revolving Loans to be paid in full, and no additional Revolving Loans shall be made or outstanding, for at least 30 consecutive days in each 12-month period following the Effective Date.

6.20. Further Assurances. The Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions, that may be required by law or that the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Borrower.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Advance, or any certificate or information delivered in connection with this Agreement or any other Loan Document is materially false on the date made or confirmed.

7.2. The Borrower fails to pay any (i) principal of any Loan when due or (ii) interest upon any Loan, any non-usage fee, or any other obligation under any of the Loan Documents within three Business Days after it becomes due.

7.3. The Borrower breaches any of the terms or provisions of Section 6.2, 6.3, 6.4, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, or 6.20.

7.4. The Borrower breaches (other than a breach that constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement and such breach is not remedied within 30 days after the earlier of (i) the Borrower becoming aware of such breach and (ii) the Administrative Agent notifying the Borrower of such breach.

7.5. The Borrower or any of its Subsidiaries fails to pay when due (beyond any applicable grace period) any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness; the Borrower or any of its Subsidiaries defaults in the performance (beyond any applicable grace period) of any term, provision, or condition in any Material Indebtedness Agreement, or any other event or condition occurs, which causes, or to permits the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness

Agreement to be terminated prior to its stated expiration date; any portion of Material Indebtedness of the Borrower or any of its Subsidiaries is declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries does not pay, or admits in writing its inability to pay, its debts generally as they become due.

7.6. The Borrower or any of its Subsidiaries (i) has an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator, or similar official for it or any Substantial Portion of its Property, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeks dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fails to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval, or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator, or similar official is appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) is instituted against the Borrower or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for 30 consecutive days.

7.8. Any court, government, or governmental agency condemns, seizes, or otherwise appropriates, or takes custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries that, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the 12-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. The Borrower or any of its Subsidiaries fails within 30 days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $5,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action is legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.

7.10. (a) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $5,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event has occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in material liability.

7.11. Any Change in Control occurs.

7.12. The occurrence of any “default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any applicable grace period.

7.13. Any Loan Document fails to remain in full force or effect, unless such Loan Document is cancelled or terminated in writing by the Administrative Agent.

7.14. The Borrower or any Subsidiary Bank becomes subject to any Regulatory Action that could reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration; Remedies.

(a) If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, terminate or suspend the obligations of the Lenders to make Loans or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations has been obtained or entered, the Required Lenders (in their sole discretion) so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(c) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2. Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), the Administrative Agent shall apply any amounts it receives on account of the Obligations in the following order:

(a) First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of fees, indemnities and other amounts (other than principal, interest, and non-usage fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders as required by Section 9.6 and amounts payable under Article III);

(c) Third, to payment of accrued and unpaid non-usage fees and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this Section 8.2(c) payable to them;

(d) Fourth, to payment of all Obligations ratably among the Lenders; and

(e) Last, the balance, if any, to the Borrower or as otherwise required by law.

8.3. Amendments. Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default or Event of Default; provided, however, that no such supplemental agreement shall:

(a) without the consent of each Lender directly affected thereby, extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon or increase the amount of the Commitments of such Lender;

(b) without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders; or

(c) without the consent of all of the Lenders, amend this Section 8.3.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify, or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect, or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.

8.4. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Advance notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower in this Agreement shall survive the making of the Advances.

9.2. Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower, the Administrative Agent, and the Lenders and supersede all prior agreements and understandings between the Borrower, the Administrative Agent, and the Lenders relating to the subject matter thereof.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10, and 10.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification.

(a) The Borrower shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent or the Arranger, including, without limitation, reasonable fees, charges and disbursements of outside counsel to the Administrative Agent and the Arranger, in connection with the preparation, administration, negotiation, execution, delivery, distribution, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, and the Lenders for any costs, internal charges and out-of-pocket expenses, including, without limitation, reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the Arranger, and the Lenders and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent, the Arranger, or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(b) The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, out-of-pocket, reasonable attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not the Administrative Agent, the Arranger, any Lender or any affiliate is a party thereto) that any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Advance except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however that, notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders so request, the Administrative Agent, the Lenders, and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. The Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.

9.11. Confidentiality. Each of the Administrative Agent and the Lenders agrees to hold any confidential information it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender, (iii) as provided in

Section 12.3(e), (iv) to regulatory officials, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any other Lender on a non-confidential basis from a source other than the Borrower. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Advances.

9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318:

Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1. Appointment; Nature of Relationship. U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it is first indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent has received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders shall reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (disregarding, for the avoidance of doubt, the exclusion of Defaulting Lenders therein) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind and nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (x) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (y) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

10.10. Rights as a Lender. If the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise them as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity, or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11. Lender Credit Decision, Legal Representation.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger, or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.

(b) Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, 30 days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, and subject to approval by the Borrower if no Default or Event of Default exists at such time, a successor Administrative Agent. If no successor Administrative Agent has been so appointed by the Required Lenders within 15 days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender appoint any of its Affiliates that is a commercial bank as a successor Administrative Agent. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted by it while it was acting as the Administrative Agent. If there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate, or other analogous rate of the new Administrative Agent.

10.13. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) that performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.14. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits, and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, are then due and regardless of the existence or adequacy of any collateral, guaranty, or other security, right or remedy available to such Lender or the Lenders; provided, that if any Defaulting Lender exercises such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts that might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts that may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. If any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender that is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person that made any Loan or that holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person that made any Loan or that holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

(a) Permitted Participants; Effect. Any Lender may at any time sell to one or more entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest that would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.

(c) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.3. Assignments.

(a) Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser that is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b) Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required (i) if an Event of Default has occurred and is continuing or (ii) in the case of an assignment by a Lender to an Eligible Assignee following the merger or sale of all or substantially all of the assets of such Lender; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

(c) Effect; Assignment Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3(a) and (b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents that survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11.

ARTICLE XIII

NOTICES

13.1. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at South Spring Street, Tupelo, MS 38802, Attention: William L. Prater, Facsimile: (662) 680-2382;

(ii) if to the Administrative Agent, to it at 214 N. Tryon Street, 30th Floor, Charlotte, NC 28202, Attention: Andrew Cooley, Facsimile: (704) 335-2814;

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.1(b) shall be effective as provided in Section 13.1(b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS;

ELECTRONIC EXECUTION; ELECTRONIC RECORDS

14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Administrative Agent and the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

14.3. Electronic Records. The Administrative Agent and each Lender is authorized to create electronic images and to destroy paper originals of any imaged documents, and any such images maintained by the Administrative Agent or a Lender as a part of its normal business processes shall be given the same legal effect as the paper originals. The Administrative Agent and each Lender is authorized, when appropriate, to convert any instrument into a “transferable record” under the Uniform Electronic Transactions Act (“UETA”), with the image of such instrument in the Administrative Agent’s or a Lender’s possession constituting an “authoritative copy” under UETA.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, and the Administrative Agent have executed this Agreement as of the date first above written.

BANCORPSOUTH, INC.

By:	/s/ William L. Prater
Name:	William L. Prater
Title:	Chief Financial Officer

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ Andrew Cooley
Name:	Andrew Cooley
Title:	Senior Vice President

Credit Agreement

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven M. Shaner
Name:	Steven M. Shaner
Title:	Senior Vice President

Credit Agreement

SCHEDULE 1

Commitments

Lender:	Revolving Commitment	Term Loan Commitment	Total Commitment
U.S. BANK NATIONAL ASSOCIATION	$14,700,000	$35,300,000	$50,000,000
FIRST TENNESSEE BANK, NATIONAL ASSOCIATION	$10,300,000	$24,700,000	$35,000,000
TOTAL COMMITMENTS	$25,000,000	$60,000,000	$85,000,000

SCHEDULE 5.8

Subsidiaries

Subsidiary	State of Organization	% Owned by Borrower	Subsidiary Bank (Y/N)
BancorpSouth Bank	MS	100%	Y
Gumtree Wholesale Insurance Brokers, Inc.	MS	100%	N

SCHEDULE 5.14

Properties

None.

SCHEDULE 6.10

Indebtedness

Creditor	Maturity Date	Amount
Business Holding Company Trust I	2034	$6,186,000
American State Capital Trust I	2034	$6,702,000
Signature Bancshares Preferred Trust I	2033	$8,248,000
City Bancorp Preferred Trust I	2035	$10,310,000
BancorpSouth Capital Trust I	2032	$128,866,000

SCHEDULE 6.14

Liens

Jurisdiction	Lien Type	Debtor	Secured Party	Filing Information	Collateral
Mississippi Secretary of State	UCC	BancorpSouth Bank	The Federal Reserve Bank of St. Louis

File No. 01475081

Filed: 10/27/2000

Lapse Date: 10/27/2015

Continuation

File No. 20050207674E

Filed: 10/17/2005

Debtor Amendment

File No. 20100102823M

Filed: 5/21/2010

Continuation

File No. 20100141967B

Filed: 7/7/2010

All accounts, chattel paper, inventory, equipment, etc.

Mississippi Secretary of State	UCC	BancorpSouth Bank	Federal Home Loan Bank of Dallas

File No. 01527267

Filed: 5/24/2001

Lapse Date: 5/24/2016

Continuation

File No. 20060022294J

Filed: 2/2/2006

Correction

File No. 20060037677K

Filed: 2/23/2006

Collateral Amendment

File No. 20060099769K

Filed: 5/16/2006

Continuation

File No. 20110319909B

Filed: 2/15/2011

All of Debtor’s right, title and interest in the First Mortgage Collateral, First Mortgage Documents, etc.

Mississippi Secretary of State	UCC	BancorpSouth Bank	Federal National Mortgage Association (aka “Fannie Mae”)	File No. 20050217798B Filed: 11/1/2005 Lapse Date: 11/1/2015 Collateral Amendment File No. 20060042721F Filed: 3/2/2006 Continuation File No. 20100217681B Filed: 10/13/2010	All of those “Loans” that the Debtor has assigned, transferred, and/or sold previously to Secured Party, etc.

Mississippi Secretary of State	UCC	BancorpSouth Bank	Federal Home Loan Bank of Des Moines	File No. 20090236785C Filed: 11/16/2009 Lapse Date: 11/16/2014	All investment property, instruments, general intangibles, etc.

Mississippi Secretary of State	UCC	BancorpSouth Bank	US Bank National Association	File No. 20110572426A Filed: 12/9/2011 Lapse Date: 12/9/2016	All contents of account at Secured Party, including all documents, general intangibles, etc.

Mississippi Secretary of State	UCC	BancorpSouth Bank	Steve P. Leonard Robert L. Lockett	File No. 20131089218A Filed: 7/23/2013 Lapse Date: 7/23/2018	Assignment of leases and rents for property located at 249 Benachi Ave., Biloxi, MS

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to the Credit Agreement dated as of August 8, 2013 (as amended, modified, renewed or extended from time to time, the “Agreement”) between BancorpSouth, Inc. (the “Borrower”), the lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [            ] of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II attached hereto sets forth the various reports and deliveries that are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

[

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [    ] day of [            ], 20[    ].

[NAME OF OFFICER OF BORROWER]

By:
Name:
Title:

Ex. A-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [            ], 20[    ] with

Provisions of Section 6.18 of

the Agreement

Section 6.18(a) Total Risk-Based Capital Ratio of the Subsidiary Banks on a combined basis (Minimum: 12%)%

Section 6.18(b) Non-Performing Assets to Total Primary Capital of the Subsidiary Banks on a combined basis (Maximum: 33%)%

Section 6.18(c) Loan Loss Reserves to Non-Performing Loans of the Subsidiary Banks on a combined basis (Minimum: 60.00%)%

Section 6.18(d) Each Subsidiary Bank [is] / [is not] “well capitalized” on an individual basis and the Subsidiary Banks on a combined basis [are] / [are not] “well capitalized

[To the extent the covenant is not maintained, the following Subsidiary Bank(s) [is] [are] not “well capitalized.” .]

Section 6.18(e) Fixed Charge Coverage Ratio (Minimum: 2.50 to 1.0)	to 1.0

Ex. A-3

SCHEDULE II TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

Ex. A-4

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	[ ]

2. Assignee:	[ ] [and is an Affiliate/Approved Fund of [identify Lender][1]

3. Borrower:	BancorpSouth, Inc.

4. Administrative Agent:	U.S. Bank National Association, as the agent under the Credit Agreement.

5. Credit Agreement:	The $85,000,000 Credit Agreement dated as of August 8, 2013, between BancorpSouth, Inc., the Lenders party thereto, U.S. Bank National Association, as Administrative Agent, and the other agents party thereto.

[1]	Select as applicable.

Ex. B-1

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[2]			Amount of Commitment/Loans Assigned[3]			Percentage Assigned of Commitment/Loans[4]
[ ][5]	$	[	]	$	[	]	[	]%
[ ]	$	[	]	$	[	]	[	]%
[ ]	$	[	]	$	[	]	[	]%

7. Trade Date: [                            ]6

Effective Date: [                ], 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.).
[6]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

Ex. B-2

[Consented to and]7 Accepted:

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

[Consented to:][8] [NAME OF RELEVANT PARTY]

By:
Name:
Title:

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Ex. B-3

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectability, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

Ex. B-4

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ex. B-5

EXHIBIT C

FORM OF BORROWING NOTICE

TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 8, 2013, between BancorpSouth, Inc. (the “Borrower”), the financial institutions party thereto, as lenders (the “Lenders”), and the Administrative Agent.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned Borrower hereby gives to the Administrative Agent a request for borrowing pursuant to Section 2.6 of the Credit Agreement, and the Borrower hereby requests to borrow on [            ], 20[    ] (the “Borrowing Date”):

(a) from the Lenders, on a pro rata basis, an aggregate principal amount of $[            ] in Revolving Loans as:

1. ☐ a Base Rate Advance (in Dollars)

2. ☐ a Eurocurrency Advance with the following characteristics:

Interest	Period of [ ] month(s); and

(b) from the Lenders, on a pro rata basis, an aggregate principal amount of $[            ] in Term Loans as:

1. ☐ a Base Rate Advance (in Dollars)

2. ☐ a Eurocurrency Advance with the following characteristics:

Interest	Period of [ ] month(s)

The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) the representations and warranties in Article V of the Credit Agreement are (a) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (b) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; (ii) at the time of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.

Ex. C-1

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated: [            ], 20[    ]

[NAME OF OFFICER OF BORROWER]

By:
Name:
Title:

Ex. C-2

EXHIBIT D

FORM OF REVOLVING NOTE

August 8, 2013

BancorpSouth, Inc., a Mississippi corporation (the “Borrower”), promises to pay to the order of [                    ] (the “Lender”), $[            ], or such lesser amount that constitutes the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Revolving Loan Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Revolving Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of August 8, 2013 (as amended or modified and in effect from time to time, the “Agreement”), between the Borrower, the lenders party thereto, including the Lender and U.S. Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Revolving Note, including the terms and conditions under which this Revolving Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agree to pay all out-of-pocket costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

BANCORPSOUTH, INC.

By:
Print Name:
Title:

Ex. D-1

EXHIBIT E

FORM OF TERM NOTE

August 8, 2013

BancorpSouth, Inc., a Mississippi corporation (the “Borrower”), promises to pay to the order of [                    ] (the “Lender”) $[            ], or such lesser amount that constitutes the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Term Loans in full on the Term Loan Maturity Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Term Loan and the date and amount of each principal payment hereunder.

This Term Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of August 8, 2013 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), between the Borrower, the lenders party thereto, including the Lender and U.S. Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Term Note, including the terms and conditions under which this Term Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agree to pay all out-of-pocket costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

BANCORPSOUTH, INC.

By:
Print Name:
Title:

Ex. E-1